Exhibit 10.22

Voluntary Deferred Compensation Plan

At its August 7, 2002 meeting, the Compensation Committee of the Board reviewed and agreed to, in principle, a recommendation regarding a voluntary deferred compensation plan.  The recommendation was as follows:

“Create a non-qualified deferred compensation program that allows for the deferral of base salary, short-term incentives, and/or long-term incentive values.”

The recommended plan provisions are summarized below:

PROVISION	DETAILS	COMMENTS
Effective Date	November 9, 2002
Plan Objective	To provide eligible participants the opportunity to accumulate wealth for retirement through increased ability to defer compensation on a tax-favorable basis over and above qualified plan limits
Eligibility	All approved Executives (Approximately 120)
Plan Year	Calendar Year
Deferrals

Amounts elected annually by participants

Up to 50% of Base Salary (in 5% increments)

Up to 100% of Annual Cash Incentive Awards (in 5% increments)

Up to 100% of Emergence / Retention Awards (in 5% increments)

Minimum deferral must be $5,000 per year

Cash payouts under the performance unit plans will not be eligible for deferrals
Deferral Elections	Deferral elections must be made prior to the beginning of a calendar year regarding deferrals of salary and incentive payments payable during the coming year	Elections to defer January 2003 emergence incentives and/or March 2003 and September 2003 retention incentives should be made ASAP
Years of Service/Vesting	Participants will be 100% vested in all deferrals
Account Crediting

Deferrals are credited with an interest rate equal to Moody’s  August long-term corporate bond yield average (Aaa, Aa, A, Baa) based on bonds with maturities 20 years and above,  adjusted annually on a predetermined date

Moody’s long-term corporate bond yield average for the month of August was 7.06%
Forms of Payment

Lump sum or

Five-, Ten- or Fifteen-year installments (for balances of at least $50,000)

Election made with first deferral, may change any time but effective only if made at least 12 months before retirement, termination, death or disability

Valued at termination
Funding	Benefits will not be funded and no trust will be established Individual, notional accounts established and maintained by the company (or third party administrator)